FOR IMMEDIATE RELEASE:

Investor Contact:
James F. Laird-Chief Financial Officer
614-255-3353 (jlaird@diamond-hill.com)

DIAMOND HILL INVESTMENT GROUP, INC. REPORTS RESULTS FOR
THIRD QUARTER 2014 AND ANNOUNCES SPECIAL DIVIDEND

Columbus, Ohio - October 29, 2014 - Diamond Hill Investment Group, Inc. (the "Company," "we," "our") (NASDAQ:DHIL) today reported unaudited results for the quarter ended September 30, 2014 and filed its Form 10-Q.

	Three Months Ended September 30,
	2014	2013	Change
Revenue	$27,458,493	$20,819,492	32%
Net operating income	10,983,500	7,469,601	47%
Operating margin	40%	36%
Investment income (loss)	(1,005,915)	913,551
Net income	6,350,580	5,361,736	18%
Earnings per share - diluted	$1.94	$1.67	16%

	Nine Months Ended September 30,
	2014	2013	Change
Revenue	$76,087,802	$59,108,968	29%
Net operating income	29,228,890	21,248,907	38%
Operating margin	38%	36%
Investment income	832,527	3,466,935
Net income	19,028,213	15,404,014	24%
Earnings per share - diluted	$5.84	$4.84	21%

	As Of
	September 30, 2014	December 31, 2013	September 30, 2013
Assets under management (millions)	$14,474	$12,186	$11,040
Book value per share (a)	$22.06	$13.80	$14.01
Total outstanding shares	3,314,167	3,257,247	3,263,677

(a) - A $3 per share special dividend was paid in December 2013.

325 John H. McConnell Blvd, Suite 200, Columbus, Ohio 43215 614-255-3333 info@diamond-hill.com

	Change in Assets Under Management
	For the Three Months Ended September 30,
(in millions)	2014	2013
AUM at beginning of the period	$14,204	$10,427
Net cash inflows (outflows)
proprietary funds	597	78
sub-advised funds	62	57
institutional accounts	(92)	(50)
	567	85
Net market appreciation (depreciation) and income	(297)	528
Increase during the period	270	613
AUM at end of the period	$14,474	$11,040

	Change in Assets Under Management
	For the Nine Months Ended September 30,
(in millions)	2014	2013
AUM at beginning of the period	$12,186	$9,429
Net cash inflows (outflows)
proprietary funds	1,434	437
sub-advised funds	161	(762)
institutional accounts	145	(225)
	1,740	(550)
Net market appreciation and income	548	2,161
Increase during the period	2,288	1,611
AUM at end of the period	$14,474	$11,040

Special Dividend:
The Company today announced that its board of directors has approved a $4.00 per share special cash dividend to shareholders of record on December 5, 2014 payable December 15, 2014. The company will finalize the tax characterization of the dividend in February 2015 and expects 100% of the distribution to be classified as a qualified dividend.

While this is the seventh consecutive year that the company has paid a special dividend, there can be no assurance that the company will pay a dividend in the future.  The Board of Directors and management continually review various factors to determine whether the company has capital in excess of that required for the business and the appropriate use of any excess capital.  The factors considered include the company’s investment opportunities, the company’s risks, and future dividend and capital gain tax rates.  We believe that we should retain a larger portion of our operating profits so that we can adequately seed new strategies and support existing strategies, which we believe will help us to continue to grow the company’s intrinsic value per share over the long term.

Evaluating management’s stewardship of capital for shareholders is a central part of our intrinsic value investment discipline that we practice for our clients.  We hold ourselves to the same standard that we look for when evaluating investments for our clients.

About Diamond Hill:
We are an independent investment management firm with significant employee ownership and $14.5 billion in assets under management as of September 30, 2014.  We provide investment management services to institutions and individuals through mutual funds, institutional separate accounts, and private investment funds.  Our entire investment team shares the same intrinsic value investment philosophy focused on absolute returns, and our interests are firmly aligned with our clients through significant investment in its strategies.  For more information visit www.diamond-hill.com.

325 John H. McConnell Blvd, Suite 200, Columbus, Ohio 43215 614-255-3333 info@diamond-hill.com

Use of Supplemental Data as Non-GAAP Performance Measure
Net Operating Income After Tax

As supplemental information, we provide performance measures that are based on methodologies other than generally accepted accounting principles (“non-GAAP”) for “Net Operating Income After Tax” that management uses as benchmarks in evaluating and comparing the period-to-period operating performance of the Company and subsidiaries.

The Company defines “net operating income after tax” as our net operating income less income tax provision, excluding investment related activity and the tax impact related to the investment related activity. We believe that “net operating income after tax” provides a good representation of our operating performance, as it excludes the impact of investment related activity on financial results. The amount of the investment portfolio and market fluctuations on the investments may change significantly from one period to another, which can distort the underlying earnings of a company. We also believe “net operating income after tax” is an important metric in estimating the value of an asset management business. This non-GAAP measure is provided in addition to net income and net operating income and is not a substitute for net income or net operating income and may not be comparable to non-GAAP performance measures of other companies.

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands, except per share data)	2014	2013	% Change	2014	2013	% Change
Net operating income, GAAP basis	$10,984	$7,470	47%	$29,229	$21,249	38%
Non-GAAP adjustments:
Tax provision excluding impact of investment income (loss)	(3,993)	(2,692)	48%	(10,728)	(8,006)	34%
Net operating income after tax, non-GAAP basis	$6,991	$4,778	46%	$18,501	$13,243	40%

Net operating income after tax per diluted share, non-GAAP basis	$2.13	$1.49	43%	$5.68	$4.16	37%

The tax provision excluding impact of investment related activity is calculated by applying the tax rate calculated from the income statement to net operating income.

Our management does not promote that investors consider the above non-GAAP financial measures alone, or as a substitute for, financial information prepared in accordance with GAAP.

325 John H. McConnell Blvd, Suite 200, Columbus, Ohio 43215 614-255-3333 info@diamond-hill.com